                                EXHIBIT 99.10

                     AMENDMENT TO INVESTOR RIGHTS AGREEMENT

     THIS AMENDMENT TO INVESTOR RIGHTS AGREEMENT (this "Amendment") is made and entered into as of the 13th day of June, 1998 by and between NEWPORT ACQUISITION COMPANY NO. 2, LLC, a Delaware limited liability company ("Newport"), and CENTURA SOFTWARE CORPORATION, a California corporation (the "Company").

                                  RECITALS:

     A. Reference is made to that certain Investor Rights Agreement dated as of February 27, 1998, by and between Newport and the Company (the "Rights Agreement").

     B. Pursuant to that certain letter agreement entered into on June 11, 1998 between Newport and the Company (the "Letter Agreement"), the parties agreed to amend certain provisions of the Rights Agreement relating to Newport's registration rights and right of first refusal thereunder.

     C. Pursuant to the Letter Agreement, the Company executed and delivered to Newport (i) that certain Common Stock Purchase Warrant No. CS-98-23, dated March 17, 1998, entitling Newport to purchase 893,320 shares of Common Stock of the Company at a purchase price of $1.81 per share and (ii) that certain Common Stock Purchase Warrant No. CS-98-24, dated June 11, 1998, entitling Newport to purchase 300,000 shares of Common Stock of the Company at a purchase price of $2.09 per share, in each case subject to the terms and conditions set forth in the warrants (the shares subject to purchase under the warrants, as adjusted from time to time pursuant to the provisions thereof, the "Warrant Shares").

     D. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. REGISTRABLE SHARES. The first sentence of the definition of "Registrable Shares" set forth in Section 1 of the Rights Agreement is hereby amended and restated as follows:

     "Registrable Shares" shall mean the Common Shares and the Warrant Shares and any shares of capital stock issued or issuable with respect to the Common Shares and the Warrant Shares as a result of any stock split, stock dividends, recapitalization, exchange or similar event or otherwise.

     2.   ACCELERATION OF MANDATORY REGISTRATION.

     2.1 The first sentence of Section 4(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     The Company shall prepare and, no later than July 2, 1998 (the "Filing Deadline"), file with the SEC a registration statement on Form S-3 covering the resale of all of the Registrable Shares, or such lesser amount of Registrable Shares as the Holders shall in their discretion notify the Company to register, and shall thereafter use its best efforts to have the registration statement declared effective as soon as practicable following the Filing Deadline.

     2.2 During the period commencing on the effective date of the Registration Statement filed pursuant to Section 4(a) of the Rights Agreement and ending on February 27, 1999, the Holders shall not sell within any consecutive thirty (30) calendar day period a number of Registrable Shares which in the aggregate exceeds ten percent (10%) of the total number of Registrable Shares held by the Holders on the date of this Amendment (as subsequently adjusted pursuant to any stock split, stock dividend, recapitalization, exchange or similar event or otherwise).

     3. PROHIBITION ON HEDGING. Newport hereby agrees that, from the date of this Amendment and continuing through the date on which it holds five percent (5%) or less of the Registrable Shares existing on the date hereof, Newport shall not directly or indirectly engage in short sales, derivative transactions or any similar hedging techniques or strategies involving any Registrable Shares.

     4. LIMITATION ON RIGHT OF FIRST REFUSAL. The definition of "New Securities" under Section 11(a) of the Rights Agreement shall be modified as set forth below.

     4.1 Subsection (v) of Section 11(a) is hereby amended and restated in its entirety as follows:

          (v) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement existing on the date hereof or hereafter approved by the majority vote of the Board of Directors or Compensation Committee;

     4.2  A new subsection (ix) is hereby added to Section 11(a) as follows:

     and (ix) securities issued in connection with any asset purchase, intellectual property development or royalty agreements approved by a majority vote of the Board of Directors, subject to an aggregate cap of two million (2,000,000) shares per twelve (12) month period commencing the date hereof if such transaction(s) would otherwise have been subject to the right of first refusal contained in this Section 11.

     5.   EFFECT OF AMENDMENT.  Except as expressly set forth in this Amendment,
(a) each term and provision of the Rights Agreement shall remain in full force and effect and (b) this Amendment shall be subject to each term and provision of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective authorized officers as of the date first written above.

                                        NEWPORT ACQUISITION COMPANY NO. 2 LLC


                                        By:  Crossroads Capital Partners LLC,
                                             as managing Member


                                        By  /s/ Dennis Simon
                                          ---------------------------------
                                        Name  Dennis Simon
                                            -------------------------------
                                        Title  Managing Member
                                             ------------------------------



                                       CENTURA SOFTWARE CORPORATION


                                        By  /s/ Scott Broomfield
                                          ---------------------------------
                                        Name  Scott Broomfield
                                            -------------------------------
                                        Title  President and CEO
                                             ------------------------------



                                     -9-